Exhibit 10.10

COLLABORATIVE LICENSE, EXCLUSIVE MANUFACTURE AND

GLOBALSUPPLYAGREEMENT

between

G&W LABORATORIES, INC.

("MANUFACTURER")

and

IROKO PHARMACEUTICALS,  LLC.

("BUYER")

Dated as of August 1, 2008

**** Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE OF EXHIBITS

Exhibit A           Products

Exhibit B           Pricing Schedule

Exhibit C           Specifications

Exhibit D           Production Batch Sizes

Exhibit E           Insurance

Exhibit F           Quality Agreement

COLLABORATIVE LICENSE, EXCLUSIVE MANUFACTURE AND GLOBAL

SUPPLY AGREEMENT

This COLLABORATIVE LICENSE, EXCLUSIVE MANUFACTURE AND GLOBAL SUPPLY AGREEMENT (Agreement"), dated August 1, 2008 (the "Signature Date") and deemed effective as of November 1, 2008 (the "Launch Date"), is by and between:

lroko Pharmaceuticals, LLC ("Buyer"), a limited liability company duly organized and registered under the laws of the State of Delaware, and

G&W Laboratories, Inc. ("Manufacturer"), a corporation duly organized and incorporated under the laws of the State of New Jersey.

WITNESSETH:

WHEREAS, Manufacturer owns or controls a certain approved drug marketing application and know-how related to lndomethacin Suppositories, 50mg ("Product"), and has authority and the intent to grant certain rights and licenses to Buyer;

WHEREAS, the Product (as detailed in Exhibit A) is officially designated by the Food and Drug Administration ("FDA") as the reference listed drug ("RLD") in the Approved Drug Products with Therapeutic Equivalence Evaluations ("Orange Book") published by the FDA;

WHEREAS, Manufacturer is manufacturing, promoting and distributing the Product in the United States and its territories ("Domestic Market");

WHEREAS, Buyer owns or controls certain trademarks, approved drug marketing applications and know-how related to lndocin® suppositories, and has authority and the intent to grant certain rights and licenses thereunder to Manufacturer;

WHEREAS, the parties desire to grant and receive exclusive licenses to market the Product bearing Buyer's trademark lndocin® (in the immediate container consisting of foil packaging identifying Manufacturer) in the Domestic Market;

WHEREAS, Buyer desires to have Manufacturer manufacture and supply Product exclusively to Buyer for the Domestic Market beginning on the Launch Date;

WHEREAS, Manufacturer desires to be appointed as an exclusive manufacturer and supplier to manufacture, supply and distribute the Product for the Domestic Market, and (Buyer agrees to appoint the Manufacturer, all on the terms and conditions contained in this Agreement; and

WHEREAS, the parties are willing to carry out the foregoing pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of these premises, which are hereby incorporated into and made a part of the covenants, agreements and stipulations hereinafter set forth, the parties hereto agree as follows:

Section 1. Definitions.

Section 1.1.  Definitions. The following terms (except as otherwise expressly provided) for all purposes of this Agreement shall have the following respective meanings:

"Action or Proceeding" shall mean any action, claim, suit, proceeding, arbitration or Governmental or Regulatory Authority action, notification,  investigation or audit.

"Active Ingredient" shall mean the active chemical substance contained in the Product or the lndocin Formulation.

"Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries is controlled by the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agreement Quarters" shall mean for the Term, each of the three-month periods ending March 31, June 30, September 30 and December 31.

"ANDA"  shall mean the Abbreviated New Drug Application for the Product owned and filed by Manufacturer and approved by the FDA, including any supplements thereto.

"Buyer's Distribution Center" shall mean ICS - AmerisourceBergen Specialty Group, 345 International Boulevard, Suite 100, Brooks, Kentucky 40109,  Attention: Director of Operations.

"cGMP"  shall mean the current good manufacturing practices as required by the regulations of the FDA.

"DMF" shall mean drug master file with the FDA.

"Environmental Laws" shall mean all applicable laws, directives, rules, ordinances, codes,  guidelines, regulations, governmental, administrative or judicial orders or decrees or other legal requirements of any kind, including common Jaw, whether currently in existence or hereafter promulgated, enacted,  adopted or amended, relating to safety, preservation or protection of human health and the environment.

''Environmental Losses" shall mean any and all fines, penalties, costs, liabilities, damages,  losses or expenses (including, without limitation,  sampling, monitoring or remediation costs, reasonable legal, consultants '  or engineering fees and disbursements, costs of defense and interest expenses) incurred by Buyer or an Affiliate of Buyer or for which Buyer or an Affiliate of Buyer is liable or obligated pursuant to any Environmental Law relating to, arising from, or in any way connected with the manufacture of the Product or its transportation or storage at any time prior to shipment to Buyer.

"Facility" shall mean the Manufacturer's facility located at 111 Coolidge Street, South Plainfield, NJ 07080 and, subject to Buyer's prior written approval,  such other facilities used by the Manufacturer in the Manufacture of Product hereunder.

"FDA" shall mean the United States Food and Drug Administration and any successor thereto.

"Forecasts" shall have the meaning set forth in Section 4.3(a) hereof.

"Foreign Market" shall mean the market outside of the Domestic  Market.

"Governmental or Regulatory Authority" shall mean any court,  tribunal, arbitrator, agency, commission, official or other instrumentality of a country or territory in the Territory or any other relevant country,  territory, state,  province,  county,  city or other political subdivision thereof.

''lndocin® Formulation"  shall mean the 50mg and 100mg lndocin® suppositories distributed by Buyer or its designee in the Foreign Market.

"Laws" shall mean any law,  statute, rule, regulation,  guideline (including cGMPs), ordinance or other pronouncements of any Governmental or Regulatory Authority having the effect of law in the Territory.

"Losses" shall mean any and all damages,  fines, fees, settlements, payments, obligations, penalties, deficiencies, losses,  costs and expenses (including, without limitation, Environmental Losses, interest, court costs, reasonable fees of attorneys,  accountants and other experts and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

"Manufacture" shall mean all the activities relating to production of the Product, from purchasing Raw Materials to packaging and shipping Products including,  but not limited to, purchasing Raw Materials, production,  quality control and assurance, filling, labeling, packaging and finishing, release, holding and storage, and the tests and analyses conducted in connection therewith.

"Manufacturer Error" shall mean the failure to perform,  the negligent performance or willful misconduct in the performance by the Manufacturer its Affiliates or their respective officers, agents or employees of any obligation imposed upon or assigned to Manufacturer under this Agreement which in any case has a material adverse effect on the Product sold by Buyer.

"Person" shall mean any person, corporation,  partnership or other entity.

"Purchase Order" shall have the meaning set forth in Section 4.3(b) hereof.

"Purchase Price" shall mean the price to be charged by the Manufacturer for Product manufactured and supplied hereunder,  as set forth on Exhibit B attached hereto and incorporated herein by reference.

"Product(s)" shall mean Manufacturer's lndomethacin Suppositories 50 mg,  which are ready for safe to customers in finished,  final packaged form bearing labels selected by Buyer,  with a minimum of two years of shelf life at the time of Manufacturing.

"Raw Materials” shall mean the Active Ingredient,  all other raw materials, intermediate products and packaging materials required to Manufacture the Product, all of which shall be approved by FDA.

"Regulatory Approvals"  shall mean the approvals obtained through meeting the requirements of the Federal Food,  Drug and Cosmetic Act,  as amended, and its attendant regulations in addition to any approvals,  licenses,  registrations or authorizations of any federal, state, local, or foreign regulatory agency, department,  bureau or other government entity,  necessary for the manufacture, sale,  offer for sale,  storage, export,  or import of Product in the Domestic Market or the Foreign Market.

"Specifications" shall mean the specifications and Manufacturing procedures set forth in the ANDA for the Product and,  to the extent permitted under the ANDA, in Exhibit C hereto (as may be amended by Buyer from time to time) and otherwise required by Buyer for the Manufacture and supply of the Products, including without limitation all formulae,  know-how,  Manufacturing processes, Raw Materials requirements, in-process and finished Product specifications,  analytical  methods and standards of quality control and quality assurance.

"Term" and "Initial Term" shall have the meanings set forth in Section 11.1 hereof.

"Territory'' shall mean the Domestic Market.

Section 2. Licenses.

Section 2.1. During the Term of this Agreement and subject to the provisions hereof, Manufacturer grants and Buyer receives a revocable, non-transferable(other than as detailed in this Agreement), royalty-free license to exclusively market the Product in the Territory.  No conveyance of ownership is granted to Buyer herein and all right, title and interest in and to the Product and any other proprietary rights contained therein are retained solely by Manufacturer.

Section 2.2. During the Term of this Agreement and subject to the provisions hereof,  Buyer grants and Manufacturer receives a revocable, non-transferable, non exclusive, royalty-free license to use the lndocin® trademark (the ''Trademarks") solely in connection with performance of Manufacturer’s obligations hereunder. No conveyance of ownership is granted to the Manufacturer herein and all right,  title and interest in and to the Trademark and any other proprietary rights contained therein are retained solely by Buyer.

(a)           All rights not expressly granted herein to the Trademarks are reserved by Buyer and Manufacturer acknowledges that nothing in this Agreement shall give it any right, title or interest in the Trademarks other than the license granted herein.  In using the Trademarks, Manufacturer shall use the necessary trademark designations and shall use the Trademarks in compliance with Buyer written guidelines relating to branding, key messages and style as communicated from time to time to Manufacturer.

(b)         Manufacturer hereby acknowledges that Buyer is the sole and rightful owner of the Trademarks and all goodwill attached to the Trademarks and that Buyer and its successors and assigns shall retain full right to the Trademarks, all registrations granted with respect to the Trademarks, and all the goodwill associated therewith,  subject only to the authorization of Manufacturer by Buyer to use the Trademarks as permitted by this Agreement. The use of the Trademarks by Manufacturer pursuant to this Agreement shall inure to the benefit of and be on behalf of Buyer. Manufacturer agrees that during the continuance and after termination of this Agreement,  nothing in this Agreement shall give Manufacturer any right, title or interest in the Trademarks or any confusingly similar variation thereof, and Manufacturer will not claim any rights,  title or interest in or to the Trademarks other than the rights to use the Trademarks in accordance with this Agreement. Manufacturer will not dispute or otherwise challenge or assist others to dispute or otherwise challenge the ownership and title of Buyer to the Trademarks or the validity of the Trademarks.  Manufacturer agrees,  at the request of Buyer, to execute any and all papers, documents, or other filings, or take other actions necessary to preserve and extend the trademark and service mark rights relating to the Trademarks, and any documents required by any Governmental Authority to show the relationship between Buyer and Manufacturer.

Section 2.3.          Option for Manufacture and Supply for the Foreign Market.

Subject to Buyer's existing supply obligations, Manufacturer obtaining all required licenses, permits and Regulatory Approvals and the successful technology transfer of the lndocin® Formulation, Manufacturer and Buyer shall enter into good faith negotiations for Manufacture to exclusively Manufacture and supply to Buyer (and/or its Affiliates), and for Buyer to exclusively purchase from Manufacturer, the lndocin® Formulation pursuant to Buyer's forecasts for the Foreign Market.

Section 3. Regulatory.

Section 3.1 Manufacturer will be responsible for obtaining and maintaining, at its sole cost and expense, all Regulatory Approvals and any amendments or supplements as required in order for Buyer to sell or distribute Product in the Domestic Market.

Section 3.2 Buyer will be responsible for obtaining and maintaining, at its sole cost and expense,  all Regulatory Approvals and any amendments or supplements as required in order for Buyer to sell or distribute the lndocin® Formulation in the Foreign Market. Furthermore, if the parties enter into an exclusive Manufacturing and supply arrangement for the Foreign Market, Buyer will be responsible for obtaining and maintaining, at its sole cost and expense, all Regulatory Approvals and any amendments or supplements as required for Manufacturer to implement a technology transfer of the lndocin® Formulation to Manufacturer's facility to supply lndocin® to Buyer for sales in the Foreign Market.

Section 4. Purchase and Supply of Product.

Section 4.1. Agreement to Supply.  Manufacturer shall Manufacture and supply to Buyer (and/or its Affiliates), and Buyer shall purchase exclusively from Manufacturer and market in the Domestic Market,  Product for marketing under ANDAs held by Manufacturer as indicated on Exhibit A hereto.

Section 4.2.  Use of Facility and Equipment; Notice. All Manufacturing activities with respect to the Product to be manufactured hereunder by the Manufacturer shall be carried out by the Manufacturer at the Facility and utilizing equipment in the manner set forth in the Specifications,  except to the extent that the Manufacturer receives Buyer's advance written permission to alter the location or specified usage of the equipment that may be required under the Specifications.

Section 4.3. Forecasts; Orders; Annual Purchase Requirements.

(a)         As soon as practicable after the execution of this Agreement, and upon the 1st day of each Agreement Quarter thereafter during the Term,  Buyer shall provide the Manufacturer with a rolling four (4) quarter forecast for its purchases of the Product (the "Forecast"). Such Forecasts shall represent Buyer's best estimate at the time of its Product requirements from the Manufacturer for such twelve (12) month  period;

provided,  however, that, except as set forth in Section 12.1 hereto, the Forecasts (i) are for the convenience of the Manufacturer only, (ii) shall not constitute firm purchase or shipping orders and (iii) shall not be binding upon, or create any obligation or liability with respect to Buyer.

(b)            During the Term of this Agreement, not less than sixty (60) days prior to the first day of each Agreement Quarter,  Buyer will provide the Manufacturer with a firm purchase order setting forth the quantities ordered for each month of that next Agreement Quarter,  the delivery dates for such quantities and the locations to which such quantities shall be delivered ("Purchase Order"). The Manufacturer will use commercially reasonable efforts to supply Product in a Purchase Order that exceed the Forecast,  but shall not be obligated to do so.

(c)          During the Term of this Agreement, Buyer shall purchase and Manufacturer shall supply the following mandatory minimum annual quantities for the Domestic Market:

[****]

In addition, Buyer shall purchase and Manufacturer shall supply the following minimum annual quantities of samples:

[****]

Section 4.4. Shipping Instructions/Risk of Loss. The Manufacturer shall ship Product ordered by Buyer pursuant to Section 4.3(b) hereof F.O.B. Buyer's Distribution Center. Title to and risk of loss of all Product shipped hereunder shall pass to Buyer upon Manufacturer's delivery to Buyer's Distribution Center, regardless of any provision for payment of freight or insurance of shipping documents.

Section 4.5. Standard Forms.  In ordering and delivering the Product pursuant hereto, Buyer and Manufacturer may employ their standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict herewith, the terms of this Agreement shall control.

Section 4.6. Quantitative Defects.  Buyer shall inform Manufacturer of any claim relating to quantitative defects or missing quantities in shipments of the Product within thirty (30) days following actual receipt of such shipments by Buyer. The Manufacturer shall,  at its own expense, provide Buyer with any defective or missing quantities of such Product promptly after receipt of notice from Buyer.

Section 4.7 Product Labels, Printed Packaging Materials and Inserts. At least eight (8) weeks prior to the Launch Date, Buyer shall provide Manufacturer with all artwork, copy or other material developed or produced by Buyer for Product labels, printed packaging materials and Product inserts.  Said labels shall,  to conform to regulatory requirements of Manufacturer's ANDA, include a disclosure that the Product has been manufactured by Manufacturer with such prominence and at such location as is reasonably acceptable to Buyer.  The Manufacturer will not make any change to the artwork, copy or other materials submitted by Buyer without the prior written approval of Buyer.

Section 4.8. Inventory.  The Manufacturer will keep adequate inventories of Raw Materials on hand or with suppliers to meet Buyer's requirements, (and Buyer will absorb the cost of such stock in the event that Manufacturer is unable to use such stock with the Buyer); provided, however. that the Manufacturer shall not maintain any Raw Materials inventory in excess of those quantities needed to meet the requirements of the next two (2) Agreement Quarters of the Forecast in effect at the time such materials were ordered, unless (i) minimum or economic order requirements of any vendor supplying such materials exceed such quantities or (ii) the lead time restrictions of any vendor supplying materials requires quantities in excess of such quantities.

Section 5. Purchase Price; Payments.

Section 5.1. Purchase Price. The Purchase Price of the Product to be paid by Buyer hereunder and the terms of any adjustments thereto are set forth in Exhibit B hereto.  The Purchase Price of the Product includes all costs associated with the Manufacturing of the Product,  including all packaging, packaging/patient inserts, and shipping and delivery costs to Buyer or its designee for the Domestic Market.

Section 5.2.  Invoices for Manufactured Products. The Manufacturer shall submit invoices to Buyer for all shipments of Product Manufactured hereunder in the manner that Buyer shall from time to time direct. All invoices hereunder shall be payable by Buyer net thirty (30) days of the date such invoice is issued by Manufacturer and shall be dated no earlier than the date of the applicable bill of lading. The currency of invoice and payment shall be in United States dollars.

Section 5.3. Taxes.  The payments hereunder do not include use, consumption, sales or excise taxes of any taxing authority. The amount of any applicable taxes, if any, will be added to the Purchase Price of the Product in effect at the time of shipment thereof and shall be reflected and detailed in the invoices submitted to Buyer by the Manufacturer.

Section 6. Quality Control and Assurance.

Section 6.1 . Specifications; Modifications.

(a)        The Manufacturer shall Manufacture and supply the Product to Buyer in accordance with the Specifications and all applicable Laws.  Any changes to the Specifications, including but not limited to changes to the Manufacturing process and/or analytical methods, must be approved by Buyer in writing prior to implementation. In addition, Manufacturer shall only use: (i) active pharmaceutical ingredient that has an approved DMF with the FDA;  and (ii) raw materials approved by the FDA, and shall not change suppliers of materials without the prior written consent of the Buyer,  which shall not be unreasonably withheld.

(b)        Buyer will inform Manufacturer in writing of any modifications to the Specifications it requires.  The Manufacturer will inform Buyer of the amount of the additional costs (including capital expenditures) the Manufacturer would incur due to the modifications, if any, and if Buyer elects to adopt the modification, (i) Buyer will reimburse the Manufacturer for such required capital expenditures, (ii) the Purchase Price will be increased by the amount of such other additional costs, and (iii) Exhibit C hereto will be revised accordingly. The Manufacturer will provide Buyer a written explanation of such capital expenditures and additional costs. Notwithstanding the foregoing, if the proposed modification is required as a result of Manufacturer Error, the Manufacturer shall bear any resulting increase in the cost of Manufacturing the Product and any required capital expenditures therefor. Furthermore, if the parties agree that Manufacturer is technically unable to comply with a proposed modification or if Buyer is unwilling to pay Manufacturer's costs, Buyer shall have the option to withdraw the proposed modification.  In the event that any modification results in a cost savings to Manufacturer, the Purchase Price will be revised by an amount equal to the reduction of Manufacturer's cost of production of the Product that will result from implementation of such modification. ln no event will Manufacturer be required to make (or not to make) a modification that it reasonably deems prohibited (or required) by applicable regulations or regulatory authorities.

Section 6.2 Quality Provisions.  The Manufacturer and Buyer agree that the quality assurance provisions set forth in the Quality Agreement appended hereto as Exhibit F hereto shall be incorporated herein and form part of this Agreement.

Section 6.3. Storage Requirements.  The Manufacturer shall store all Raw Materials, in-process and finished Product under such conditions that the quality of such materials and the Product Manufactured therefrom are not affected.  Storage and handling of the foregoing shall be in accordance with the provisions of all applicable Laws, the Specifications and the instructions of the manufacturer of such Raw Materials. Raw Materials utilized by Manufacturer in connection with the Manufacture of the Products shall be used by Manufacturer on a first in, first out basis; provided, however, that Raw Materials shall not be used by Manufacturer beyond the shelf life required under applicable Laws, Specifications or designated or approved by Buyer from time to time for such Raw Materials.

Section 6.4.  Maintenance of Facility and Equipment. The Manufacturer shall maintain all Equipment utilized in the Manufacture and supply of Product hereunder in good operating condition and shall maintain the Facility and such Equipment in accordance with the requirements of all applicable Laws (including, without limitation,  cGMP requirements) and all requirements set forth in the Specifications.

Section 6.5.  Quality Tests and Checks:  The Manufacturer, at its sole cost and expense,  shall perform all stability, validation, Raw Material and in-process and finished product tests or checks required by Buyer, the Specifications and applicable Laws in order to assure the conformity of the Raw Materials and the Product to the Specifications and the quality of the Products manufactured and supplied hereunder.  The Manufacturer shall supply to Buyer a certificate of analysis with respect to each batch of Product supplied hereunder in the form and at the time required by the Quality Agreement.

Section 6.6. Non-conforming Materials and Product.

(a)        The Manufacturer shall not use any Raw Materials that are not FDA- approved and do not comply with the Specifications, the United States Pharmacopeia, National Formulary (USP/NF), and applicable Laws.

(b)        No Product shall be released for shipment by Manufacturer unless such Product complies with the Specifications and all applicable Laws. The Manufacturer shall advise Buyer of such noncompliance and of the testing or inspection results of such batch or batches of Product as provided in the Quality Agreement. Product that does not comply may be released only with the prior written approval of Buyer.

Section 6.7. Rejection of Product; Dispute Resolution.

(a)         Within forty-five (45) days following receipt by Buyer of any given shipment of Products hereunder, Buyer shall have the right to give Manufacturer notice of rejection of any part of such shipment of Product that fails to meet Specifications or applicable law; provided, however, that there shall be no time restrictions applicable to Buyer's provision of notice of rejection of any shipments of Product where there are latent defects in the shipped Product or in the event that Manufacturer has breached any of its representations, warranties or obligations hereunder.

(b)         Within thirty (30) days following receipt by Manufacturer of Buyer's notice of rejection, the parties shall consult with each other in order to examine the basis of the rejection. lf Manufacturer concurs with the Buyer's rejection, the parties shall proceed under Section 6.7(c). If after good faith attempt the parties fail to agree on the matter within thirty (30) days following receipt by Manufacturer of Buyer's notice of rejection, an independent, reputable analytical laboratory designated by Buyer and reasonably acceptable to Manufacturer shall perform an assessment, which findings shall be conclusive. The cost of the assessment shall be borne by (i) the Buyer if the findings indicate the Product met Specifications, or (ii) the Manufacturer if the findings indicate the Product failed to meet Specifications.

(c)         Buyer shall return any shipments of Products (or portions thereof) rejected pursuant to subsection (a) of this Section 6.7 to Manufacturer at the Manufacturer's expense, and at Buyer's option (i) such Products shall be replaced by Manufacturer as quickly as possible at Manufacturer's sole expense and the payment in respect of such quantities postponed until such replacement quantities are received and accepted by Buyer or (ii) Manufacturer shall refund any amounts paid in respect of such quantities to Buyer.

Section 6.8.  Responsibility for Rejected Products and Materials. Products rejected pursuant to Section 6.6 or 6.7 hereof shall be properly tagged and isolated and shall not be released without the prior written approval of Buyer. Buyer shall not be required to pay for any Product that is non-complying or rejected.  All Products rejected pursuant to Section 6.7 shall be removed (if applicable) and disposed of by Manufacturer, at the Manufacturer's expense, in a manner consistent with applicable Laws.

Section 6.9.  Maintenance and Retention of Records and/or Samples. The Manufacturer shall maintain detailed records with respect to Raw Material usage and finished Product production as set forth in the Quality Assurance Agreement.

Section 6.10. Regulatory Contacts. The Buyer shall notify Manufacturer immediately, and in no event later than three (3) days, after it receives any materially adverse contact or communication from any Governmental or Regulatory Authority that relates to the Product. The Buyer shall provide Manufacturer with copies of all communications received from or sent to any Governmental or Regulatory Authority with respect to any Product immediately, and in no event later than three (3) days, after receipt or sending of the communication, as the case may be. The Buyer shall consult with Manufacturer regarding the response to any inquiry or observation from a Governmental or Regulatory Authority relating to a Product. The Manufacturer shall comply with all reasonable requests and comments by Buyer with respect to all contacts and communications with a Governmental or Regulatory Authority.

Section 6.11. Customer Complaints; Recalls.

(a)         Except as otherwise set forth in Section 8 hereto, Buyer shall make all decisions with respect to any complaint, Adverse Drug Experience Report or Serious Adverse Drug Experience Report (each as defined in the Quality Agreement), or any recall, market withdrawals or any other corrective action related to the Product. The Manufacturer shall provide commercially reasonable assistance to Buyer in investigating complaints regarding any Product supplied by Manufacturer hereunder, including without limitation testing of the Product in accordance with Manufacturer's specifications.  The Manufacturer shall notify Buyer in accordance with the terms of the Quality Agreement of any complaints received by Manufacturer concerning the Product.

(b)        Upon the receipt by either party of any direction to withdraw or recall any Product from the market from any Governmental or Regulatory Authority having jurisdiction, the receiving party shall notify the other party in accordance with the terms of Section 7.10 hereof.  lf any such withdrawal or recall results from Manufacturer Error, the parties agree that the Manufacturer shall reimburse Buyer for (i) the costs incurred by Buyer to effect the withdrawal or recall, such as Buyer's labor and expenses, and the fees of a third party, if any, performing reasonable and necessary recall services on Buyer's behalf, and (ii) any Purchase Price and other amounts paid to the Manufacturer by Buyer in respect of such recalled or withdrawn Products. Nothing herein shall require Manufacturer to indemnify or reimburse Buyer for any costs, charges,  penalties,  or other damages claimed by or paid to Buyer's customers relating solely and directly to such recalled or withdrawn Product ("Customer Claims"), and the parties expressly intend and agree that such Customer Claims shall be borne by Buyer.  This Section 6.11(b) in no way impacts or affects the Manufacturer's liability, if any, with respect to product liability or any other claims not solely and directly resulting from the withdrawal or recall of Products.

Section 6.12.  Inspections and Audits by Buyer.  Representatives of Buyer shall have access to any Facility for the purpose of (i) conducting inspections of such Facility and Manufacturer's maintenance and usage of the Equipment utilized in the Manufacture of Product, (ii) performing quality control audits or (iii) witnessing the Manufacturing or transportation of the Product or the materials related to or used in the Manufacture of Product. Buyer shall have access to the results of any tests performed by Manufacturer or at the Manufacturer's direction relating to Product or the processes or materials used in the Manufacturing of the Product. Such inspections do not relieve the Manufacturer of any of its obligations under this Agreement or create new obligations on the part of Buyer. Such visits by Buyer's representatives shall be conducted during normal business hours upon reasonable notice.

Section 6.13. Environmental; Health and Safety Matters. The Manufacturer shall Manufacture and supply Product hereunder in compliance with all Environmental Laws and shall be solely responsible for all Environmental Losses relating thereto.

Section 7. Representations and Warranties and Covenants.

Section 7.1.  Representations, Warranties and Covenants.  The Manufacturer hereby represents, warrants and covenants to Buyer that

(a)         As of the date hereof the Manufacturer,  the Facility and all equipment utilized in the Manufacture and supply of Product hereunder is, and during the Term of  this Agreement shall be, in full compliance with all applicable Laws.

(b)         As of the date hereof the Manufacturer holds, and shall continue during the Tern, of this Agreement to hold, all licenses, permits and similar authorizations of Governmental and Regulatory Authorities (including the ANDA for all Product so indicated on Exhibit A) necessary or required for the Manufacturer to conduct its operations and business in the manner currently conducted and as otherwise contemplated herein.

(c)         The Product furnished by the Manufacturer to Buyer under this Agreement:

(i) shall conform, with and shall be Manufactured and supplied in conformity with the Specifications, the Quality Agreement and all applicable Laws; and

(ii) shall not contain any material that would cause the Product to be adulterated within the meaning of Section 501 or misbranded within the meaning of Section 502 of the Food,  Drug and Cosmetic Act, as amended, or which material has not been used, handled or stored in accordance with the Specifications, any other agreed upon quality assurance requirements of Buyer and or the supplier of such material, and all applicable Laws.

(d)         The Manufacturer and its employees, affiliates and agents have never been (i) debarred, or {ii) convicted of a crime for which a person can be debarred, under Section 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992 ("Section 306(a) or (b)").  The Manufacturer agrees that it will promptly notify Buyer in the event of any such debarment, conviction, or indictment, in which event, Buyer will be entitled to terminate this Agreement immediately if the same affects the Manufacturer's performance under this Agreement or Buyer's ability to market or sell the Product.

(e)         The Manufacturer has sufficient annual Manufacturing capacity to meet the Forecasts.

(f)          The Manufacturer has served notice terminating all contractual commitments to supply the Product to any other purchaser as of the Launch Date, and any and all such contractual commitments now existing have been terminated by said notice as of the Launch Date and will be of no further force and effect.

Section 7.2. Authority.  Each of Buyer and Manufacturer is a limited liability company or corporation duly registered or incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has all requisite entity or corporate power to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by each of Buyer and Manufacturer of this Agreement and its performance of its obligations hereunder have been duly and validly authorized. This Agreement constitutes a legal, valid and binding obligation of each of Buyer and Manufacturer, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization,  and other laws of general application limiting the enforcement of creditor's rights.

Section 7.3  Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT ,  INCLUDING WITHOUT LIMITATION SECTION 8 HERETO, THE MANUFACTURER AND BUYER MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL,  OR INCIDENTAL DAM AGES,  HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION OF LIABILITY WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

Section 8.          Indemnification.

Section 8.1.  Manufacturer's Indemnification of Buyer.  The Manufacturer shall indemnify and hold Buyer, its Affiliates and their respective officers, directors,  employees and agents harmless from and against any and all losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time, to the extent arising out of or resulting from (i) any breach of its representations,  warranties or obligations under this Agreement, or nonfulfillment of or failure to perform any covenant or agreement made by the Manufacturer in this Agreement;  (ii) any  actual or alleged injury to Person or property or death occurring to any Manufacturer employees, subcontractors,  agents or any individuals on the Manufacturer's premises; (iii) the possession,  use or consumption by any person of any Product supplied by the Manufacturer under this Agreement in the event that such Product (a) fails to meet Specifications or (b) was Manufactured according to Specifications which were not current in meeting FDA requirements at the time of Manufacture,  unless such Losses in (a) or (b) above are solely and directly a result of the Buyer's negligence or malfeasance; or (iv) any other negligent act or omission on the part of the Manufacturer, its Affiliates or their respective employees or agents.

Section 8.2. Buyer's Indemnification of Manufacturer. Buyer shall indemnify and hold the Manufacturer, its Affiliates and their respective officers,  directors ,  employees and agents harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject at any time,  (i) to the extent arising out of or resulting from any breach of its representations, warranties or obligations under this Agreement, or nonfulfillment of or failure to perform any covenant or agreement made by Buyer in this Agreement;  or (ii) to the extent resulting from the adulteration or contamination of Product while in the care and custody of Buyer.

Section 8.3.  Assertion of Claim.  In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any Action or Proceeding, and such claim, Action or Proceeding involves a matter which is subject to a  claim for indemnification under this Section 6, then such party (an "Indemnified Party") shall promptly give written notice to the other party or parties (the "Indemnifying Party") of such claim,  Action or Proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, Action or Proceeding, at such Indemnifying Party's own cost and expense, and if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, Action or Proceeding, except that, in such case, the Indemnified Party shall have the right to approve any attorney or counsel selected by the Indemnifying Party (which approval  shall not be unreasonably delayed or withheld) and to join in the defense of said claim, Action or Proceeding at its own cost and expense. In no event shall the Manufacturer or the Buyer institute,  settle or otherwise resolve any claim or potential claim, Action or Proceeding relating to the Products or any trademarks, patents or other intellectual property of or licensed to Buyer without the prior written consent of the other party.

Section 8.4. Joint Defense. Notwithstanding anything in this Agreement to the contrary, in the event that a  claim arises regarding any Product that on its face triggers neither of the indemnity obligations set forth in Sections 8.1  or 8.2 above,  the parties shall share joint responsibility for all Losses arising therefrom.

Section 9. Insurance.

Section 9.1. Coverage.  Each of Buyer and Manufacturer shall,  as of the date hereof, obtain and keep in force throughout the Term of this Agreement and for a period of three (3) years from the effective date of expiration or termination of this Agreement, policies of insurance from carriers having an A. M.  Best rating of A- or better providing coverage as specified in Exhibit E attached hereto and incorporated herein by reference.

Section 10. Confidential Information.

Section 10.1.  Confidential Information.  All confidential and/or proprietary information of a party disclosed to the other party,  including, but not limited to, information relating to the business affairs or finances of such party and the terms of this Agreement (the "Confidential Information")  shall be held in confidence and not disclosed by the other party to any third party or used outside the scope of this Agreement, except that such party may disclose such information to its Affiliates or employees having a need to know such information, all of whom are under a similar obligation of secrecy, solely in furtherance of the purposes of this Agreement. The aforesaid obligation of confidentiality assumed by the parties hereunder shall not apply to any confidential information which (i) at the time of disclosure is in the public domain or which thereafter becomes part of the public domain by publication or otherwise through no act or default of the receiving party; (ii) the receiving party can conclusively establish was in its possession prior to the time of the disclosure of it by the disclosing party and was not acquired directly or indirectly from the disclosing party or any of its employees or agents; (iii) is independently made available as a matter of right to the receiving party by a third party who has not breached directly or indirectly a contractual relationship with the disclosing party; or (iv) which the receiving party is required to disclose by Law. Upon expiration or termination of this Agreement, each party shall return to the other party all Information received from the other party; provided, however, that each party shall be entitled to retain one copy of all Information.

Section 11. Term, Termination.

Section 11.1.  Initial Term; Term. Unless terminated in accordance with the provisions of this Agreement, the initial term (the "Initial Term") of this Agreement shall commence as of the Signature Date and shall continue until December 31, 2013. Following the Initial Term, this Agreement shall automatically renew for consecutive one year periods unless and until either party hereto submits to the other party hereto written notice of its intention not to renew at least six (6) months prior to the end of the Initial Term or any renewal term, as the case may be. The Initial Term and all renewals thereof collectively shall be considered the "Term" of this Agreement.

Section 11.2. Termination.  This Agreement may be terminated, without recourse to any court:

(a)         by either party upon notice to the other party, with immediate effect, in the event of an assignment by the other party for the benefit of creditors; the admitted insolvency of the other party; the institution of voluntary or involuntary proceedings by or against the other party in bankruptcy, insolvency, moratorium or for a receivership,  or for a winding-up or for the dissolution or reorganization of the other party; or the taking of any action by the other party under an act for relief from creditors; to the extent permitted by applicable Law; or

(b)        by either party upon sixty (60) days'  written notice to the other party in the event of a failure of such other party to perform or observe a material obligation imposed by this Agreement (other than a failure which would permit termination under subclause (c) of this Section 11.2), unless such failure is cured or the parties have reached agreement on a plan to achieve a cure of such failure prior to the end of such sixty (60) day period; or

(c)         by Buyer upon written notice to the Manufacturer, with immediate effect, if in Buyer's reasonable opinion an inspection pursuant to this Agreement reveals that any Facility does not comply with cGMP or other requirements of applicable Law to such an extent that in Buyer's reasonable opinion the Manufacturer cannot perform its obligations under this Agreement; or

(d)        pursuant to Section 7.1(d) or 12.1 of this Agreement; or

(e)         by mutual agreement of the parties.

Section 11.3.  Effect of Termination. Termination of this Agreement shall not affect any obligation to pay money, indemnify, reimburse or maintain confidentiality that either party hereto may have incurred during the Term hereof.

Section 11.4. Return of Materials. etc.

(a)        Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, Confidential Information of either party delivered to Buyer and Manufacturer pursuant to this Agreement shall promptly be collected and returned in whatever form it may exist. In addition, the Manufacturer shall promptly collect and return to Buyer all artwork,  copy or other material developed or provided by Buyer for Product labels, printed packaging materials or Product inserts.

(b)         Upon the effective date of expiration or termination of this Agreement for any reason whatsoever, the Manufacturer shall also deliver to Buyer all Products manufactured hereunder and shall invoice Buyer for such Products in accordance with the terms of Section 5.2.  Upon the termination of this Agreement, the Buyer shall be responsible for the costs of any Raw Materials purchased in accordance with this Agreement and for any above-mentioned removal and transportation costs,  unless Manufacturer may salvage such Raw Materials.  Subsequent to the expiration or termination of this Agreement, the parties shall continue to be responsible for rejected Products, in accordance with the terms of Section 6.8.

(c)        The ANDA shall remain the property of the Manufacturer.

Section 11.5.  Maintenance of Records.  Upon the effective date of expiration or termination of this Agreement, all quality control and assurance records will be maintained by the Manufacturer for a minimum of three (3) years following production, or such other reasonable time period specified by Buyer in writing.

Section 12. Force Majeure.

Section 12.1. Force Majeure. The occurrence of an event which materially interferes with the ability of a party to perform its obligations or duties hereunder which is not within the reasonable control of the party affected, not due to malfeasance,    and

which could not with the exercise of due diligence have been avoided ("Force Majeure"), including, but not limited to, fire, accident,  labor difficulty, strike, riot, civil commotion, act of God, delay or errors by shipping companies or change in Law shall not excuse such party from the performance of its obligations or duties under this Agreement,  but shall merely suspend such performance during the continuation of Force Majeure. The party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other party hereto (the "Other Partv") of the occurrence and particulars of such Force Majeure and shall provide the Other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The party so affected shall use its best efforts to avoid or remove such causes of nonperformance. Upon termination of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence.  Neither party shall be liable to the other party for any direct, indirect, consequential,  incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of Force Majeure. In the event that Force Majeure has occurred and is continuing for a period of at least six (6) months, the Other Party shall have the right to terminate this Agreement upon thirty (30) days' notice.

Section 13. Miscellaneous.

Section 13.1. Relationship of the Parties.  The parties shall be deemed independent contractors with respect to the terms and provisions of this Agreement and shall not in any respect act as an agent or employee of the other party. All persons employed by the Manufacturer in connection with the Manufacture and supply of the Products to Buyer shall be employees, agents or contractors of the Manufacturer. Under no circumstances shall employees or agents of one party be deemed to be employees or agents of the other party.

Section 13.2. Assignment. This Agreement shall be assignable or transferable by either party hereto only with the consent in writing of the other party,  which consent shall not be unreasonably withheld; provided, however,  that Buyer shall be entitled to assign its rights and obligations hereunder without such consent: (i) to an Affiliate, or (ii) in connection with the sale,  license, merger or consolidation of all or substantially all of its business or similar transaction.

Section 13.3. Notice. Unless otherwise set forth herein, all notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally (including by overnight courier) or by facsimile transmission (receipt confirmed by telephone) to the party at the following address or facsimile numbers set forth:

If to Buyer:

lroko Pharmaceuticals, LLC

Navy Yard Corporate Center

One Crescent Drive, Suite 400

Philadelphia,  PA 19112

Attention: Chief Executive Officer & President

Facsimile No: 267/546-3004

with a copy to:

lroko Pharmaceuticals, LLC

Navy Yard Corporate Center

One Crescent Drive, Suite 400

Philadelphia, PA 19112

Attention:  General Counsel

Facsimile No: 267/546-3004

If to the Manufacturer:

G & W Laboratories, Inc.

111 Coolidge Street

South Plainfield, NJ 07080

Attention: President

Facsimile No:  908-753-1587

With a copy to:

G & W Laboratories, Inc.

111 Coolidge Street

South Plainfield, NJ 07080

Attention: Vice President. Administration & General Counsel

Facsimile No:  908-753-1587

The above addresses for receipt of notice may be changed by either party by notice, given as provided herein.

Section 13.4. Entire Agreement. This Agreement, including the Specifications and all Exhibits attached hereto and made a part hereof, and the Confidentiality/Non Disclosure Agreement currently in effect between the parties, contain the entire understanding of the parties, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This Agreement may be amended or modified only by written agreement executed by the parties hereto.

Section 13.5. Survival. The provisions of Sections 6.7(b), 6.8, 6.9, 6.1O. 6.11. 6.13, 7, 8,  9,  10, 11.4 and 11.5 shall survive the termination or expiration of this Agreement.

Section 13.6. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded ,  will be cumulative and not alternative.

Section 13.7.  Headings. Headings in this Agreement are included for ease of reference only and have no legal effect.

Section 13.8.  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 13.9. Governing Law.  This Agreement, and all matters arising directly or indirectly herefrom, including tort claims, shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof.

End of Agreement. Signature Page Follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and to be effective as of the date first above written.

IROKO PHARMACEUTICALS, LLC

By:	/s/ JOHN VAVRICKA
Name:	John Vavricka
Title:	Chief Executive Officer & President

G&W LABORATORIES, INC.

By:	/s/ RONALD GREENBLATT
Name:	Ronald Greenblatt
Title:	President

EXHIBIT A

PRODUCT

Name of Product	Dosage	Packaging Size	ANDA Owner

lndomethacin Suppositories	50 mg rectal suppositories	30 suppositories per unit carton	Manufacturer

lndomethacin	50 mg rectal	2 suppositories	Manufacturer
Suppositories	suppositories	per unit sample
carton

EXHIBIT B

Pricing Schedule

[****]

EXHIBIT C

SPECIFICATIONS

EXHIBIT D

PRODUCTION BATCH SIZES

Product	Dosage	Theoretical
Batch Size

lndomethacin Suppositories	50 mg	[****]

EXHIBIT E

INSURANCE

[****]

EXHIBIT F

QUALITY AGREEMENT

[****]

AMENDMENT 1

to

Collaborative License, Exclusive Manufacture and Global Supply Agreement

This AMENDMENT 1 ("Amendment l"), is effective as of December 27, 2017 ("Amendment 1 Effective Date"), and amends the Collaborative License, Exclusive Manufacture and Global Supply Agreement, dated August 1, 2008 (the" Agreement") by and between lroko Pharmaceuticals, LLC (“Iroko” ) and G&W Laboratories , Inc. ("G&W"). Iroko and G&W are each a " Partv" and together constitute the "Parties' ' under the Agreement.

WHEREAS, pursuant to the Agreement, among other things, G&W agreed to manufacture and supply Iroko with the Products for a specified period of time as G&W' s exclusive distributor for such Products: and

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein. the Parties agree as follows:

1.          Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

2.          The Initial Term shall be extended to December 31, 2020.

3.          The definition of "Product(s)" shall mean Manufacturer' s Indomethacin Suppositories 50 mg, with a minimum of two years of shelf life at the time of Manufacturing.

For purposes of Section 4.1, Product shall mean any Indomethacin Suppositories 50 mg, with a minimum of two years of shelf life at the time of manufacturing.

4.          The Price for each Product shall [****] effective for all Products ordered pursuant to Purchased Orders placed on or after the Amendment 1 Effective Date. which orders shall be consistent with Iroko's existing forecast and past practice. The Parties shall enter into good faith negotiations to amend the Agreement and the Quality Assurance Agreement (the “Amended Agreements'') to provide for, among other things, profit sharing, pricing protections (such as a PPI and raw material adjustments), minimum annual commitments, and such other revisions and modifications as the parties may mutually agree (including, without limitation, appropriate updates to the Quality Assurance Agreement and any quality-related sections of the Agreement). In the event the Parties. after good faith negotiations, are unable to finalize and sign the Amended Agreements on or prior to March 31. 2018, [****].

5.          Section 132 of the Agreement is amended and restated in its entirety as follows:

''Section 132. Assignment. This Agreement shall be assignable or transferable bv either party hereto only with the consent in writing of the other party, which consent shall not be unreasonably withheld; provided, however, that either party shall be entitled to assign its rights and obligations hereunder without such consent: (i) to an Affiliate, or (ii) in connection with the sale, license, merger or consolidation of all or substantially all of its business or similar transaction relating to such Products."

1

6.          This Amendment 1 is effective as of the Amendment 1 Effective Date. Except as expressly provided in this Amendment 1, all of the terms and provisions of the Agreement are and will remain in full force and effect, and are hereby ratified and confirmed by the Parties. On and after the Amendment 1 Effective Date, each reference in the Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement, as amended by this Amendment 1.

7.          This Amendment 1 shall be governed by and construed under the laws of New Jersey, excluding its conflicts of law principles.

8.          This Amendment 1 may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of this Amendment 1 shall constitute an original.

IN WITNESS WHEREOF, the Parties have caused this Amendment 1 to be executed by their respective duly authorized officers and effective as of the Amendment 1 Effective Date, each copy of which shall for all purposes be deemed to be an original.

IROKO PHARMACEUTICALS, LLC		G&W LABORATORIES, INC.

By:	/s/ TODD SMITH	By:	/s/ JAMES H. COY
Name:	Todd Smith	Name:	James H. Coy
Title:	CEO	Title:	VP, Alliance Management

2

AMENDMENT 2

to

Collaborative License, Exclusive Manufacture and Global Supply Agreement

This AMENDMENT 2 ("Amendment 2"), is effective as of July 10, 2018 ("Amendment 2 Effective Date"), and amends the Collaborative License, Exclusive Manufacture and Global Supply Agreement, dated August 1, 2008, as amended (the "Agreement") by and between Iroko Pharmaceuticals, LLC ("Iroko") and G&W Laboratories, Inc. ("G&W"). Iroko and G&W are each a "Patty" and together constitute the "Parties" under the Agreement.

WHEREAS, pursuant to the Agreement, among other things, G&W agreed to manufacture and supply Iroko with the Products for a specified period of time as G&W's exclusive distributor for such Products; and

WHEREAS, the Parties amended the Agreement effective December 27, 2017; and

WHEREAS, the Patties desire to further amend the Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

1.            Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

2.           The Initial Term shall be extended to July 31, 2023.

3.            Section 2.1 of the Agreement is amended and restated in its entirety as follows:

"Section 2.1. During the Term of this Agreement and subject to the provisions hereof, Manufacturer grants and Buyer receives an irrevocable, non-transferable (other than as detailed in this Agreement), royalty-free license to exclusively market the Product in the Territory. No conveyance of ownership is granted to Buyer herein and all right, title and interest in and to the Product and any other proprietary rights contained therein are retained solely by Manufacturer."

4.            The Price for each Product [****], effective for all Products ordered pursuant to Purchased Orders placed on or after the Amendment 2 Effective Date, which orders shall be consistent with Iroko's existing forecast and past practice. The Parties shall enter into good faith negotiations to amend the Agreement and the Quality Assurance Agreement (the "Amended Agreements") to provide for, among other things, profit sharing, pricing protections (such as a PPI and raw material adjustments), minimum annual commitments, and such other revisions and modifications as the parties may mutually agree (including, without

3

limitation, appropriate updates to the Quality Assurance Agreement and any quality-related sections of the Agreement).

5.            Section 4.3(b) of the Agreement is amended to add the following at the end of such section:

"Buyer and Manufacturer will continue to work in good faith to ensure that all Purchase Orders (i) are in full batch quantities [****] other than the one Purchase Order for the remainder of 2018, as described below, (ii) [****], and (iii) otherwise ensure for efficient manufacturing by Manufacturer."

6.           Section 4.3 (d) of the Agreement will be added as follows:

"Section 4.3(d). Provided that no generic products of the Products are available for sale in the Territory, Buyer shall purchase and Manufacturer shall supply the following [****], notwithstanding any quantities of Product delivered prior to the Amendment 2 Effective Date. In the event Buyer does not place Purchase Orders to purchase such quantities for delivery during the applicable calendar year, then Buyer shall pay Manufacturer, not later than sixty (60) days following the end of the applicable calendar year, an amount equal to the Price per unit in effect as of the last day of such calendar year multiplied by (i) the applicable annual minimum order quantity minus (ii) the number of units of Products actually ordered for delivery during the applicable calendar year

[****]

7.           This Amendment 2 is effective as of the Amendment 2 Effective Date. Except as expressly provided in this Amendment 2, all of the terms and provisions of the Agreement are and will remain in full force and effect, and are hereby ratified and confirmed by the Parties. On and after the Amendment 2 Effective Date, each reference in the Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement, as amended by this Amendment 2.

8.           This Amendment 2 shall be governed by and construed under the laws of New Jersey, excluding its conflicts of law principles.

9.           This Amendment 2 may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of this Amendment 2 shall constitute an original.

4

IN WITNESS WHEREOF, the Parties have caused this Amendment 2 to be executed by their respective duly authorized officers and effective as of the Amendment 2 Effective Date, each copy of which shall for all purposes be deemed to be an original.

IROKO PHARMACEUTICALS, LLC		G&W LABORATORIES, INC.

By:	/s/ TODD SMITH	By:	/s/ JAMES H. COY
Name:	Todd N. Smith	Name:	James H. Coy
Title:	CEO	Title:	VP, Alliance Management

5